Exhibit 99.1

Investor Relations/Media Contact: ICR, LLC Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE INCREASES FINANCIAL FLEXIBILITY WITH NEW $100 MILLION REVOLVING FINANCING FACILITY

NEW YORK--(BUSINESS WIRE)—July 2, 2012--CapLease, Inc. (NYSE: LSE) announced today that it has entered into a new $100 million revolving credit agreement with Wells Fargo Bank, N.A. The new three year facility includes an initial collateral pool of 16 otherwise unencumbered real properties, including the 11 Kroger grocery stores.

Paul McDowell, Chairman and Chief Executive Officer, stated, “We are very pleased to have this new three year borrowing facility in place.  It provides a source of substantial additional liquidity and offers us significant financing and refinancing flexibility as we continue to grow the owned property portfolio and refinance maturing mortgage debt.  As we grow, we expect to add additional real estate properties to the collateral pool and increase the facility size over time.  This new facility will be our primary short-term borrowing facility for the foreseeable future.”

CapLease drew $53.1 million of borrowings upon closing of the facility primarily to repay borrowings on certain of the assets in the initial collateral pool.  In connection with the closing of the new facility, CapLease also reduced the size of its existing facility with Wells Fargo Bank, N.A. which is now secured entirely by amortizing mortgage assets to $12 million.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.